Exhibit 99(c)(4)

DECEMBER 21, 2006

PROJECT UNDERCOVER

Presentation to the Special Committee of the Board of Directors

STRICTLY PRIVATE AND CONFIDENTIAL

JPMorgan

English_General This presentation was prepared exclusively for the benefit and internal use of the JPMorgan client to whom it is directly addressed and delivered, or with respect to such client, its board of directors or a committee of such board, as applicable (including such client’s subsidiaries, the “Company”) in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by JPMorgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of JPMorgan. The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. JPMorgan’s opinions and estimates constitute JPMorgan’s judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. JPMorgan makes no representations as to the accuracy or completeness of any of the materials set forth herein or the actual value which may be received in connection with a transaction nor the legal, antitrust, tax, accounting or other effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects. Nothing contained in the accompanying materials is, or shall be relied upon as a representation or promise as to the past, present or future. JPMorgan does not undertake any obligation to update or otherwise revise these materials after the date hereof. Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by JPMorgan. JPMorgan’s policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. JPMorgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. JPMorgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities Inc., J.P. Morgan plc, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. JPMorgan deal team members may be employees of any of the foregoing entities. This presentation does not constitute a commitment by any JPMorgan entity to underwrite, subscribe for or place any securities or to extend or arrange credit or to provide any other services. P R O J E C T   U N D E R C O V E R

Appendix Process and next steps Preliminary valuation analysis Public market overview Review of WCAS proposal 1 1 1 2 3 3 12 4 22 5 26 P R O J E C T U N D E R C O V E R

Review of proposal from Welsh, Carson, Anderson & Stowe Transaction overview Note: Sources & uses of funds per Citigroup presentation 1 Represents $77.7 million of on balance sheet capitalized leases and $22.0 million of off balance sheet guarantees 2 Assumes price of $29.10 per share and 46.2 million fully diluted shares outstanding 3 Assumes $50 million debt paydown between 9/30/06 and 3/31/07 Source: WCAS proposal letter of 11/13/06 2 R E V I E W   O F   W C A S   P R O P O S A L Key terms Proposed purchase price per share $29.05 - $29.15 Currency 100% cash Due diligence requirements None Financing commitment Provided by Citigroup and Lehman Financing condition to close None Key dates 11/13/06 WCAS submits proposal letter 12/04/06 Special Committee interviews investment bankers 12/ 0 8/06 Special Committee retains JPMorgan as advisor 12/11/06 Special Committee meeting (telephonic) 12/14/06 JPMorgan diligence session with Undercover management 12/15/06 WCAS/Citigroup presentation to JPMorgan 12/18/06 Special Committee meeting (telephonic) Sources & uses of funds ( $ millions) Sources Term B Facility $465.0 Senior Subordinated Notes 480.0 Other 1 99.7 WCAS Equity 681.0 Total Sources $1, 725 . 7 Uses Purchase of e quity 2 $1,345.6 Existing debt 3 243.8 Other 1 99.7 Fees & expenses 36 .6 Total Uses $1, 725 . 7

Appendix Process and next steps Preliminary valuation analysis Public market overview Review of WCAS proposal 3 1 1 2 3 3 12 4 22 5 26 P R O J E C T U N D E R C O V E R

Stock price performance and key events, current stock price at $27.24 Source: PowerData, company press releases Undercover stock price performance since IPO 3/1/02 – Announces JV with Memorial Hermann Healthcare System near Houston 5/27/02 – Announces JV with Northside Hospital and Northside Hospital-Cherokee in Atlanta 9/22/02 – Announces $100mm public offering 10/2/02 – Announces pricing of follow-on offering 2/26/04 – Names William H. Wilcox CEO 7/29/04 – Announces creation of Spanish JV 4/19/06 – Completes acquisition of Surgis 6/08/01 - IPO of 9mm shares; total offering amount of $126mm; priced at $14 per share 10/25/06 -Announces Q3 EPS of $0.27 vs. $0.26 year prior and $0.29 consensus; updated guidance on same facility net revenue growth to be in the 6-9% range 12/1/06 - Last trading day before Special Committee meetings with potential financial advisors; price at $25.36 1/10/06 - Announces agreement to acquire nine surgical centers in the St. Louis area 1/30/06 - Announces agreement to acquire Surgis 7/27/06 – Announces Q2 EPS of $0.29 versus $0.28 year prior and $0.28 consensus; announced lower than expected same store revenue of 3.5% 4 P U B L I C   M A R K E T   O V E R V I E W $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 $40.00 $45.00 Jun-2001 Jul-2002 Aug-2003 Sep-2004 Nov-2005 Dec-2006

Stock price performance and daily volume traded since 10/24/06 Undercover recent stock price performance Undercover volume (000s) Undercover ASC index Hospital index Price per share 1 year average volume: 477.1 10/25/06 - $24.50: Announces Q3 EPS of $0.27 vs. $0.26 year prior and $0.29 consensus estimates 11/13/06 – $25.62: Welsh Carson submits proposal to acquire the Company for $29.05-$29.15 per share Source: PowerData; as of 12/20/2006 ASC index includes: AmSurg, NovaMed and Symbion Hospital index includes: Community Health, Health Management Associates, LifePoint, MedCath, Tenet Healthcare, Triad and Universal Health Services 12/1/06 – $25.36: Last trading day before Special Committee meetings with potential financial advisors Current price (12/20/06): $27.24 5 P U B L I C   M A R K E T   O V E R V I E W $20.00 $21.00 $22.00 $23.00 $24.00 $25.00 $26.00 $27.00 $28.00 $29.00 $30.00 10/24/2006 10/31/2006 11/7/2006 11/14/2006 11/21/2006 11/28/2006 12/5/2006 12/12/2006 12/19/2006 0 500 1,000 1,500 2,000 2,500 3,000

Stock price performance Source: PowerData; as of 12/20/2006 ASC index includes: AmSurg, NovaMed and Symbion Hospital index includes: Community Health, Health Management Associates, LifePoint, MedCath, Tenet Healthcare, Triad and Universal Health Systems 1 Represents last day prior to the special committee meeting with potential financial advisors 2 Undercover priced its IPO on 6/8/01 Relative stock price performance 6 P U B L I C   M A R K E T   O V E R V I E W 0% 50% 100% 150% 200% 250% 300% 350% 400% Jun-2001 Jul-2002 Aug-2003 Oct-2004 Nov-2005 Dec-2006 Undercover ASC index Hospital index S&P 500 Returns Undercover ASC index Hospital index Since 12/1 /06 1 7.4% 3.9% (0.2%) One month 5.8% 2.7% 6.3% Three month 1.7% (6.8%) (5.9%) Six month (8.2%) (1.6%) 8.6% 1 year (15.1%) (1.1%) 4.8% 2 year (1.6%) (2.8%) 9.0% 3 year 22.7% 32.2% 19.1% Since IPO 2 133.5% 109.8% 11.6%

Shares traded analysis Last 2 years Last 3 months Last 1 year Total volume traded (mm) 225.3 % of shares out 505.0% ADTV 449,126 Weighted average price $31.25 Total volume traded (mm) 34.8 % of shares out 78.0% ADTV 567,411 Weighted average price $25.45 Total volume traded (mm) 118.7 % of shares out 266.1% ADTV 477,128 Weighted average price $29.85 Source: Tradeline as of 12/20/06 Note: Based on 44.6mm basic shares outstanding Last 6 months Total volume traded (mm) 64.2 % of shares out 143.8% ADTV 513,088 Weighted average price $26.21 Current price (12/20/06): $27.24 Current price (12/20/06): $27.24 Current price (12/20/06): $27.24 Current price (12/20/06): $27.24 7 P U B L I C   M A R K E T   O V E R V I E W 26.6% 32.1% 33.9% 7.4% $23.00-$28.00 $28.00-$33.00 $33.00-$38.00 $38.00-$43.00 25.5% 44.8% 24.0% 5.7% $23.00-$28.00 $28.00-$33.00 $33.00-$38.00 $38.00-$43.00 45.3% 32.2% 17.7% 4.7% $23.00-$25.25 $25.25-$27.50 $27.50-$29.75 $29.75-$32.00 60.7% 3.6% 21.4% 14.3% $23.00-$24.50 $24.50-$26.00 $26.00-$27.50 $27.50-$29.00

Forward P/E multiples FV/LTM EBITDA multiples Historical trading multiples Source: Factset data as of 12/20/06 ASC index includes: AmSurg, NovaMed and Symbion Hospital index includes: Community Health, Health Management Associates, LifePoint, MedCath, Tenet Healthcare, Triad and Universal Health Systems Dec-06 Dec-06 8 P U B L I C   M A R K E T   O V E R V I E W 0.0x 20.0x 40.0x 60.0x Jan-03 Jan-04 Jan-05 Jan-06 Undercover ASC Hospitals 0.0x 6.0x 12.0x 18.0x 24.0x Jan-03 Jan-04 Jan-05 Jan-06 Undercover ASC Median Undercover ASC Hospitals Current 21. 4 x 1 9 . 6 x 15.7x On 12/1/06 20. 0 x 1 9 . 0 x 15.5x 1 year 24.2x 22.3x 15.4x 2 year 29.0x 24.0x 15.7x Since 1/1/03 26.4x 22.5x 15.5x Median Undercover ASC Current 11. 7 x 10 . 0 x On 12/1/06 11.0x 9. 6 x 1 year 12.5x 11.5x 2 year 13.5x 12.4x Since 1/1/03 13.3x 11.4x

Historical Undercover EBITDA and EBITDA margins1 Source: Capital IQ and Company filings 1 EBITDA is defined as Corporate EBITDA less equity in earnings of affiliates; reflects actual operating performance of consolidated facilities 2 Peer set includes: AmSurg, NovaMed and Symbion; 2002 includes only AmSurg EBITDA ($mm) EBITDA margin (%) Historical operating and growth statistics Total company same store revenue growth Undercover same store revenue growth (U.S. facilities only) Source: Company management 2 9 P U B L I C   M A R K E T   O V E R V I E W $74 $94 $116 $142 $164 30.2% 30.4% 29.8% 30.0% 28.6% $0 $40 $80 $120 $160 $200 2002 2003 2004 2005 2006 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 16.7% 8.7% 7.2% 3.6% 5.9% 3.4% 4.9% 4.9% 9.6% 9.1% 5.4% 3.6% 2.7% 0.1% 2002 2003 2004 2005 Q1 06 Q2 06 Q3 06 Volume Revenue/Case 22.0% 19.0% 19.0% 9.0% 4.0% 7.5% 8.3% 6.3% 2002 2003 2004 2005 Undercover Peers

Analyst coverage ($ millions except per share data) Source: Equity research 1 Citigroup has discontinued coverage 2 Excludes non-recurring items; inclusive of non-recurring items, 2006E is projected by the Company to be $1.13 Analyst commentary “While Undercover’s SS revenue growth guidance of 6%-9% seems reasonable, the company’s newly-established 2007 EPS guidance came in a bit light at $1.24-$1.28We believe management is taking a much more conservative approach to guidance, but we emphasize that its outlook is not underscored by new risks or deteriorating trends.” -10/26/06, Deutsche Bank Recent analyst commentary “Undercover has been successful at securing hospital joint venture partners for several of its recently acquired Surgis facilities, which should help drive volume and counter pricing pressure at those centers down the road. In addition, the Surgis acquisition should become more accretive next year, when the company finally shuts down its Nashville operations.” -10/25/06, Wachovia “We believe the ambulatory surgery center industry is facing obstacles given increased competition from community hospitals and pressure from commercial and government payors after a period of solid growth. As a result, we believe the near-term challenges will lead to increased consolidation in the industry.” -10/26/06, Leerink Swan “We continue to like the long-term investment merits of Undercover and believe its hospital-JV model is one of the strongest in the health care facilities space.” -10/26/06, William Blair 10 P U B L I C   M A R K E T   O V E R V I E W Current EBITDA - MI EPS Date Firm name Lead analyst Rating Target 2006E 2007E 2006E 2007E 11/16/06 Citigroup Oksanna Butler Buy $35 .00 1 NA NA $1.10 $1.49 10/27/06 S t i fel Nicolaus Jerry Doctrow Hold NA $139.5 $161.8 1.08 1.28 10/27/06 Ryan Bec k Robert Mains Buy 30 .00 14 2 . 4 16 8 . 8 1.07 1.28 10/26/06 JPMorgan Andreas Dirnagl Hold NA 141.1 169.1 1.11 1.32 10/26/06 Leerink Swann Ann Hynes Hold NA 141.8 164.0 1.12 1.27 10/26/06 William Blair Ryan Daniels Hold NA 140.3 157.1 1.12 1.26 10/26/06 Credit Suisse Glen Santangelo Hold 28 .00 140.8 165.3 1.10 1.25 10/26/06 Deutsche Bank Darren Lehrich Buy 30 .00 140.8 158.5 1.12 1.30 10/26/06 Stern Agee Anne Barlow Hold 25 .00 141.8 165.2 1.09 1.23 10/26/06 Jefferies Arthur Henders on Buy 27.50 141.7 161.7 1.07 1.27 10/26/06 SG Cowen Kemp Dolliver Hold NA 141.0 158.2 1.11 1.25 10/25/06 Goldman Sachs Christopher McFadden Hold 24 .00 142.2 169.5 1.12 1.26 10/25/06 Wachovia William Bonello Buy NA 142.0 161.5 1.12 1.27 Median $2 8 .00 $14 1 . 4 $16 2 . 9 $1.11 $1.27 Management Case projections -- $141.9 $161.5 $1.08 2 $1.26

EPS estimates over time Historical EPS Undercover historical forward EPS estimates Source: Factset. Data as of 12/20/2006 Note: Fiscal year-end December 31 1 Excludes non-recurring items; inclusive of non-recurring items, Management Case 2006E EPS is projected by the Company to be $1.13 $0.79 $0.76 (Actual $0.74) $1.13 $1.05 (Actual $1.05) $1.26 $1.48 $1.27 (Mgmt Case = $1.26) $1.11 (Mgmt Case = $1.081) 12/06 11 P U B L I C   M A R K E T   O V E R V I E W $0.00 $0.40 $0.80 $1.20 $1.60 01/03 09/03 05/04 01/05 09/05 05/06 2007 2006 2005 2004

Appendix Process and next steps Preliminary valuation analysis Public market overview Review of WCAS proposal 12 1 1 2 3 3 12 4 22 5 26 P R O J E C T U N D E R C O V E R

Preliminary financial summary — Management Case Summary financial projections ($ millions) Source: Company management Note: Results for 2006 onwards includes incremental stock compensation expense due to adoption of FAS 123 1 2005 EPS does not include FAS123 compensation expense; 2006E EPS includes approximately $0.12 FAS123 compensation expense. Adjusting 2006E results for FAS123 expense would result in adjusted 2006E EPS of $1.20, representing a 14.3% growth over 2005A 13 P R E L I M I N A R Y   V A L U A T I O N   A N A L Y S I S Year ended December 31, 2002A 2003A 2004A 2005A 2006E 2007E 2008E 2009E 2010E 2011E Revenue $244 $311 $390 $475 $573 $622 $662 $705 $751 $800 % growth NA 27.4% 25.4% 21.9% 20.8% 8.5% 6.5% 6.5% 6.5% 6.5% Consolidated EBITDA (pre MI ) $74 $94 $116 $142 $164 $187 $200 $217 $235 $254 % margin 30.2% 30.4% 29.8% 30.0% 28.6% 30.1% 30.2% 30.7% 31.3% 31.7% Minority interest (15) (24) (31) (39) (55) (65) (70) (75) (82) (87) % growth NA 62.2% 30.3% 24.1% 42.5% 17.9% 6.8% 8.3% 8.2% 6.3% Equity income 10 15 19 24 33 39 47 55 65 76 % growth NA 58.9% 23.4% 28.8% 38.2% 18.9% 18.0% 18.0% 18.0% 18.0% Corporate EBITDA (post MI ) $68 $86 $103 $127 $142 $162 $177 $196 $218 $244 Depreciation & amortization 19 23 27 31 35 39 41 43 45 48 % of sales 7.8% 7.3% 7.0% 6.6% 6.1% 6.3% 6.2% 6.1% 6.0% 6.0% EBIT $49 $63 $76 $96 $107 $122 $136 $153 $173 $196 % margin 20.2% 20.2% 19.5% 20.2% 18.6% 19.7% 20.5% 21.7% 23.0% 24.5% EPS 1 $0.43 $0.58 $0.74 $1.05 $1.08 $1.26 $1.45 $1.67 $1.92 $2.21 % growth NA 36.5% 26.9% 37.2% 3.2% 15.9% 15.6% 15.1% 15.0% 15.0% Capital expenditures $78 $66 $155 $92 $28 $30 $32 $ 34 $36 $39 % of revenue 32.1% 21.3% 39.8% 19.3% 4.8% 4.8% 4.8% 4.8% 4.8% 4.8%

Preliminary summary valuation analysis Equity value per share Current price as of 12/20/06 of $27.24 Note: Net debt includes $347.5 of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash 1 Assumes Corporate 2007E EBITDA-MI of $162mm; 2007E EPS of $1.26; and LTGR of 19.0% (financials reflect Management Case projections) 2 Assumes pro forma Corporate 2006E EBITDA-MI of $150mm, consisting of actual EBITDA-MI of $142mm (per Management Case projections), $6mm EBITDA adjustment to reflect full-year impact of 2006 acquisitions, and $2mm add-back for losses associated with 2006 de novo facilities 3 Based on a 5-year projection period, WACC of 10.5—11.5%, terminal EBITDA-MI multiple of 8.0x—10.0x; DCF based on Management Case projections; valuation date of 12/31/06 4 Assumes $60mm annual spending on acquisitions; assumes facilities are acquired for 7.5x EBITDA ($8mm incremental EBITDA annually) 5 Based on a 5-year projection period; exit multiple up to 11.0x EBITDA; required IRR of 17.5%—22.5% Offer range: $29.05—$29.15 52-week range Trading comparables 8.5x – 11.0x 2007E EBITDA1 18.0x – 23.0x 2007E EPS1 0.9x – 1.1x 2007 PEG ratio1 Transaction comparables 10.0x – 12.0x 2006E PF EBITDA2 Discounted Cash Flow Analysis3 Management Case (no acquisitions) Management Case with acquisitions4 Leveraged Buyout Analysis5 Management Case Street Case 12/1/06 price: $25.36 Current price: $27.24 14 P R E L I M I N A R Y   V A L U A T I O N   A N A L Y S I S $39.25 $30.00 $29.00 $30.50 $31.75 $34.00 $23.00 $29.85 $21.25 $22.50 $26.25 $21.50 $24.00 $24.00 $25.00 $30.00 $27.00 $32.00 $29.00 $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 $40.00 $45.00 $50.00

Preliminary analysis at various prices

$ millions, except per share data

		12/1/06	Current		Current offer range				
		$25.36	$27.24	$28.00	$29.05	$29.15	$30.00	$31.00	$32.00
Implied premium to:									
Current price 12/20/06	$27.24	(6.9%)	0.0%	2.8%	6.6%	7.0%	10.1%	13.8%	17.5%
Price on 12/1/06	$25.36	0.0%	7.4%	10.4%	14.6%	14.9%	18.3%	22.2%	26.2%
52-week high	$39.25	(35.4%)	(30.6%)	(28.7%)	(26.0%)	(25.7%)	(23.6%)	(21.0%)	(18.5%)
One month average	$26.35	(3.7%)	3.4%	6.3%	10.3%	10.6%	13.9%	17.7%	21.5%
3 month average	$25.61	(1.0%)	6.4%	9.3%	13.4%	13.8%	17.2%	21.1%	25.0%
6 month average	$26.87	(5.6%)	1.4%	4.2%	8.1%	8.5%	11.6%	15.4%	19.1%
1 year average	$30.55	(17.0%)	(10.8%)	(8.4%)	(4.9%)	(4.6%)	(1.8%)	1.5%	4.7%
Diluted shares outstanding		46.2	46.3	46.3	46.4	46.4	46.5	46.5	46.6
Implied equity value		$1,171.0	$1,261.0	$1,297.5	$1,348.0	$1,352.8	$1,393.7	$1,441.8	$1,489.9
Net debt[1]		$391.6	$391.6	$391.6	$391.6	$391.6	$391.6	$391.6	$391.6
Firm value		$1,562.6	$1,652.6	$1,689.1	$1,739.6	$1,744.4	$1,785.3	$1,833.4	$1,881.5
Implied FV/EBITDA-MI	Data[2]								
2006E EBITDA-MI	$141.9	11.0x	11.6x	11.9x	12.3x	12.3x	12.6x	12.9x	13.3x
2006E PF EBITDA-MI[3]	$150.0	10.4x	11.0x	11.3x	11.6x	11.6x	11.9x	12.2x	12.5x
2007E EBITDA-MI	$161.5	9.7x	10.2x	10.5x	10.8x	10.8x	11.1x	11.4x	11.6x
Implied P/E									
2006E EPS	$1.08	23.4x	25.1x	25.8x	26.8x	26.9x	27.7x	28.6x	29.5x
2007E EPS	$1.26	20.2x	21.7x	22.3x	23.1x	23.2x	23.9x	24.7x	25.5x

Source: Management and company filings
Note: Current market data as of 12/20/06
[1] Net debt includes $347.5 of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash
[2] Based on Management Case projections
[3] Assumes pro forma Corporate 2006E EBITDA-MI of $150mm, consisting of actual EBITDA-MI of $142mm (per Management Case projections), $6mm EBITDA adjustment to reflect full-year impact of 2006 acquisitions, and $2mm add-back for losses associated with 2006 de novo facilities

PRELIMINARY VALUATION ANALYSIS
JPMorgan
PROJECT UNDERCOVER 15

Preliminary trading multiples analysis

PRELIMINARY VALUATION ANALYSIS

Market Cap


ASCs
Hospital
$1,261 $1,171 $691 $403 $194
$5,028 $3,711 $3,598 $3,219 $2,997 $1,932 $676
Undercover Current (12/20/06)
Undercover 12/1/06
AMSG SMBI NOVA
HMA TRI CYH THC UHS LPNT MDTH

2007E FV/EBITDA-MI


ASCs Median = 8.9x
Hospital Median = 7.4x
10.3x 9.7x 10.5x 8.9x 7.6x 11.3x 8.3x 7.9x 7.4x 7.4x 6.9x 6.7x
Undercover Current (12/20/06)
Undercover 12/1/06
NOVA SMBI AMSG
MDTH THC HMA CYH UHS LPNT TRI
2007E EBITDA-MI %:
26.1% 17.5% 16.5% 20.4% 9.5% 9.4% 18.6% 14.6% 10.6% 18.0% 12.4%
2007E EBITDA-MI:
$161 $23 $55 $106 $77 $867 $801 $726 $469 $492 $766

2007E P/E


ASCs Median = 19.6x
Hospital Median = 15.7x
21.4x 20.0x 20.4x 19.6x 15.9x
26.6x 18.4x 15.8x 15.5x 14.4x 12.6x NM
Undercover Current (12/20/06)
Undercover 12/1/06
NOVA SMBI AMSG
MDTH UHS CYH HMA TRI LPNT THC

2007E PEG


ASCs Median = 1.06x
Hospital Median = 1.12x
1.13x 1.05x 1.10x 1.06x 0.74x
1.53x 1.19x 1.18x 1.05x 1.03x 0.90x NM
Undercover Current (12/20/06)
Undercover 12/1/06
SMBI AMSG NOVA
UHS HMA MDTH CYH TRI LPNT THC
LTGR:
19.0% 17.8% 15.0% 27.5% 12.0% 13.0% 22.5% 15.0% 14.0% 14.0% 12.0%

Source: Wall Street equity research reports

Note: All estimates have been calendarized to 12/31 fiscal year-end; stock prices as of 12/20/06; equity value based on fully diluted shares outstanding using the treasury stock method; Undercover figures based on consensus estimates

JPMorgan
PROJECT UNDERCOVER 16

Preliminary facility-based healthcare services transaction comparables Select facility-based transactions — Firm value / LTM EBITDA Target Acquiror Announcement Date: Firm Value: 08/04 $1.7bn Province Healthcare Lifepoint Hospitals 03/05 $565mm Ardent Psychiatric Solutions Inc. 01/06 $200mm Surgis, Inc. Undercover 05/04 $1.4bn IASIS Healthcare Texas Pacific Group 03/06 $778mm The Mentor Network Vestar Capital Partners 10/04 $2.2bn Select Medical Welsh, Carson, Anderson& Stowe 07/06 $33.5bn HCA KKR, Bain, Merrill Lynch 07/04 $1.8bn Vanguard Health Systems The Blackstone Group Source: Company filings and equity research ¹ Includes cost synergies for Undercover / Surgis, Inc. of $5.0 million $200mm 01/06 Surgis, Inc. Undercover (with synergies)1 10/00 $2.3bn Quorum Triad 10/05 $720mm CRC Health Bain Capital Hospital median= 8.4x Facility-based median= 10.2x 12/04 $3.1bn Gambro DaVita 05/05 $3.8bn Renal Care Group Fresenius 07/05 $552mm Lifecare Carlyle 17 P R E L I M I N A R Y   V A L U A T I O N   A N A L Y S I S 14.2x 10.5x 12.1x 8.9x 8.2x 7.1x 8.0x 10.2x 8.4x 11.5x 10.2x 11.3x 7.7x 11.2x

Preliminary discounted cash flow valuation — Management Case $ millions, except per share data Source: Financial projections based on Management Case estimates Note: Valuation as of 12/31/06; net debt includes $347.5 of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash Firm value Equity value per share Implied terminal growth rate 18 P R E L I M I N A R Y   V A L U A T I O N   A N A L Y S I S EBITDA - MI exit multiple 8. 0 x 9.0 x 10 . 0 x 10.5% $1,569 $1,717 $1,864 11.0% $1,538 $1,683 $1,827 WACC 11.5% $1,508 $1,649 $1,791 EBITDA - MI exit multiple 8. 0 x 9.0 x 10 . 0 x 10.5% 3.54% 4.27% 4.86% 11.0% 3.99% 4.73% 5.32% WACC 11.5% 4.44% 5.18% 5.78% EBITDA - MI exit multiple 8. 0 x 9.0x 10 . 0 x 10.5% $25.43 $28.62 $31.81 11.0% $24.76 $27.88 $31.00 WACC 11.5% $24.11 $27.17 $30.22

Preliminary discounted cash flow valuation — Management Case sensitivity analysis Sensitivity analysis Source: Management Case projections Note: Valuation as of 12/31/06; net debt includes $347.5 of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash 19 P R E L I M I N A R Y   V A L U A T I O N   A N A L Y S I S Annual Consolidated EBITDA margin (200 8 - 2011) 26.0% 27.0% 28.0% 29.0% 30.0% 31.0% 32.0% 33.0% 34.0% 5.0% $26.04 $26.17 $26.30 $26.44 $26.57 $26.71 $26.84 $26.97 $27.11 6.0% $26.83 $26.97 $27.10 $27.24 $27.38 $27.51 $27.65 $27.79 $27.92 7.0% $27.64 $27.78 $27.92 $28.06 $28.20 $28.34 $28.48 $28.62 $28.76 8.0% $28.48 $28.62 $28.76 $28.91 $29.05 $29.19 $29.33 $29.47 $29.61 Annual Revenue growth (2008 - 2011) 9.0% $29.34 $29.48 $29.63 $29.77 $29.92 $30.06 $30.21 $30.35 $30.49

Preliminary LBO analysis — Management Case sensitivity analysis 5-year IRR return sensitivities (Exit 12/31/11) 5-year cash multiple return sensitivities (Exit 12/31/11) Source: Management Case projections Note: Net debt includes $347.5 of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash; assumes constant cash balance from transaction date; assumes identical LBO capital structure to current WCAS proposal 1 Based on 12/20/06 price of $27.24 20 P R E L I M I N A R Y   V A L U A T I O N   A N A L Y S I S Purchase price Purchase price $27.00 $28.00 $29.05 $29.15 $30.00 $31.00 $32.00 % premium 1 (0.9%) 2.8% 6.6% 7.0% 10.1% 13.8% 17.5% Implied multiple 11.1x 11.5x 11.8x 11.8x 12.1x 12.4x 12.8x 9 . 0 x 15.4% 13.8% 12.3% 12. 1% 10.9% 9.7% 8.5% 1 0 . 0 x 19.1% 17.5% 15.9% 15.7% 14.5% 13.2% 12.0% Exit multiple (FV/EBITDA - MI ) 1 1 . 0 x 22.4% 20.7% 19.1% 18.9% 17.7% 16.3% 15.1% Purchase price Purchase price $27.00 $28.00 $29.05 $29.15 $30.00 $31.00 $32.00 % premium 1 (0.9%) 2.8% 6.6% 7.0% 10.1% 13.8% 17.5% Implied multiple 11.1x 11.5x 11.8x 11.8x 12.1x 12.4x 12.8x 9 . 0 x 2.0x 1.9x 1.8x 1.8x 1 .7x 1.6x 1.5x 1 0 . 0 x 2.4x 2.2x 2.1x 2.1x 2.0x 1.9x 1.8x Exit multiple (FV/EBITDA - MI ) 1 1 . 0 x 2.8x 2.6x 2.4x 2.4x 2.3x 2.1x 2.0x

Preliminary LBO analysis — Street Case sensitivity analysis 5-year IRR return sensitivities (Exit 12/31/11) 5-year cash multiple return sensitivities (Exit 12/31/11) Source: Street Case projections Note: Net debt includes $347.5 of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash; assumes constant cash balance from transaction date; assumes identical LBO capital structure to current WCAS proposal 1 Based on 12/20/06 price of $27.24 21 P R E L I M I N A R Y   V A L U A T I O N   A N A L Y S I S Purchase price Purchase price $27.00 $28.00 $29.05 $29.15 $30.00 $31.00 $32.00 % premium 1 (0.9%) 2.8% 6.6% 7.0% 10.1% 13.8% 17.5% Implied multiple 11.1x 11.5x 11.8x 11.8x 12.1x 12.4x 12.8x 9 . 0 x 18.1% 16.4% 14.8% 14. 7% 13.5% 12.2% 11.0% 1 0 . 0 x 21.7% 20.0% 18.4% 18.2% 17.0% 15.6% 14.4% Exit multiple (FV/EBITDA - MI ) 1 1 . 0 x 24.9% 23.2% 21.5% 21.3% 20.1% 18.7% 17.4% Purchase price Purchase price $27.00 $28.00 $29.05 $29.15 $30.00 $31.00 $32.00 % premium 1 (0.9%) 2.8% 6.6% 7.0% 10.1% 13.8% 17.5% Implied multiple 11.1x 11.5x 11.8x 11.8x 12.1x 12.4x 12.8x 9 . 0 x 2.3x 2.1x 2.0x 2.0x 1 .9x 1.8x 1.7x 1 0 . 0 x 2.7x 2.5x 2.3x 2.3x 2.2x 2.1x 2.0x Exit multiple (FV/EBITDA - MI ) 1 1 . 0 x 3.0x 2.8x 2.6x 2.6x 2.5x 2.4x 2.2x

Appendix Process and next steps Preliminary valuation analysis Public market overview Review of WCAS proposal 22 1 1 2 3 3 12 4 22 5 26 P R O J E C T U N D E R C O V E R

PROCESS AND NEXT STEPS

Potential process alternatives for the Special Committee

Undercover

Alternative	Key considerations
Reject proposal, stay course	■ Is it the right time to pursue sale of Company? ■ Buyer's ability to offer fair value ■ Range of potential values from pursuit of current strategic/business plan and execution risk

Negotiate with current bidder only	■ Assess ability of bidder to improve valuation
	  ■ Likely debt financing availability and conditionality
	  ■ Potential returns
	■ Likelihood and timing of receiving improved proposal
	■ Ability to negotiate limited deal protections
	  ■ Confidentiality and exclusivity
	  ■ "Go-shop" period post signing to conduct market test
	  ■ Acceptable termination fee

Conduct market check prior to signing with current bidder	■ Negotiate most attractive transaction possible with current bidder ■ Assess ability of any third party to pay more ■ Approach select group of parties to determine if more attractive value possible ■ May have additional negotiation leverage with current bidder ■ Speed of process and risk of leak ■ Risk of losing/alienating current bidder
Run auction process	■ Assess ability of any third party to pay more ■ Approach broad group of strategic and financial parties ■ Speed of process and risk of leak ■ Risk of losing/alienating current bidder

JPMorgan
PROJECT UNDERCOVER 23

PROCESS AND NEXT STEPS

Overview of selected Welsh Carson precedent LBO transactions

Welsh Carson go-private transactions

Target	Date announced	Initial bid ($/share)	Intermediate bid ($/share)	Final bid ($/share)	# of bumps	Premium (unaffected)	Size ($mm)	Process dynamics	Special Committee	Break-up fee ($mm)	% of TV	Go-shop (days)	WCAS interest
Universal American Financial Corp.[1]	10/24/06	$18.15	NA	NA	NA	12.2%[2]	$719[2]	Negotiated/ unsolicited	Yes	NA	NA	NA	
Specialty Laboratories	9/29/05	$12.00	$13.00	$13.25	2	26.9%[3]	$298	Negotiated/ unsolicited	No[4]	13	4.1%	-	
Select	10/18/04	$16.50-$17.25	$17.35-$17.45	$18.00	3	26.6%	$2,542	Negotiated/ unsolicited	Yes	40	1.6%	20	Board seat (Carson)
US Oncology	3/20/04	$9.30-$9.65	$9.75-$9.90[5]	$15.05	9[5]	18.5%	$1,580	Negotiated/ unsolicited	Yes	12	0.8%	15	Board seat, 14.5% stake
AmeriPath	12/9/02	$21.00-$22.00	$20.00-$21.00	$21.25	3	29.2%	$719	Negotiated/ unsolicited	Yes	13	1.8%	10	4.9% stake
Concentra	3/2/99	$16.00	NA	$16.50	2	41.9%	$1,108	Auction[6]	Yes	25	2.3%	-	
centennial healthcare	10/22/98	$14.00-$15.00	$15.00	$16.00	2	88.2%	$290	Negotiated/ unsolicited	Yes	6	2.1%	-	Board seat, 23.2% stake
Centennial Wireless	7/2/98	$42.00	$43.25	$41.50	1[7]	13.3%	$1,805	Auction	No	40	2.2%	-	
MedCath Corporation	3/13/98	$20.00-$22.00	$18.00	$19.00	4[8]	15.2%	$386	Auction	Yes	$7	1.8%	-	2 Board seats, prior investment

Source: Company filings
[1] Transaction pending
[2] Based on initial bid
[3] Based on 3-month average trading price prior to announcement
[4] Discussion with AmeriPath/Welsh Carson began in April 2005; on August 18, 2005, the Board determined that discussions with AmeriPath/Welsh Carson had progressed to a point at which the formation of a Special Committee was appropriate
[5] WCAS bumped four times before discussion terminated; once discussion resumed ten months later, WCAS bumped an additional five times
[6] Company received several unsolicited proposals for a transaction shortly after announcing weak operating results; in response to receiving these proposals, company hired financial advisors and launched an auction process
[7] Initial transaction signed at $43.25 per share; merger agreement subsequently amended to lower value per share to $41.50
[8] Transaction initiated by KKR; KKR and WCAS subsequently formed consortium to acquire MedCath

JPMorgan

PROJECT UNDERCOVER 24

Summary of bidding history in selected insider transactions 7 of the 23 deals had a shareholder vote with a majority of the minority requirement After bumps, final bids were 7.5% higher than original bids on average and exceeded the target’s LTM high stock price by 4-9% Reviewed selected announced / not terminated insider transactions with value in excess of $500mm involving a U.S. target between 2001 and YTD 2006 (21 relevant deals out of 23 in total)1 1 Emmis and Kinder Morgan have not publicly disclosed bidding history yet In all deals there was a median of 3 purchase price bumps post initial offer: History of purchase price bumps: Premium summary: 25 P R O C E S S   A N D   N E X T   S T E P S Purchase price bumps # of total deals Median # days post prior offer Median incremental increase over initial offer No bumps 1 - - 1 bump 2 42 5.3% 2 bumps 2 7 1.4% 3 bumps 6 8 1.1% 4 bumps 8 2 1.0% 5 bumps 1 1 0.8% 6 bumps 1 8 NM 21 Median Mean Initial premium to: P rior day close 18.5% 18.1% 1 - month prior 15.3% 15.4% LTM high (0.6%) (3.9%) Final bid premium to: I nitial bid 7.5% 7.5% Prior day close 2 7 . 4% 27. 6% 1 - month prior 21.6% 24.2% LTM high 8.9% 4 .4% Break - up fee % of equity value 2.6% 2.2%

Appendix Process and next steps Preliminary valuation analysis Public market overview Review of WCAS proposal 26 1 1 2 3 3 12 4 22 5 26 P R O J E C T U N D E R C O V E R

Preliminary financial summary — Street Case Summary financial projections ($ millions) Source: Equity research estimates for 2006-2008; 2009-2011 extrapolated based on historical trends Note: Results for 2006 onwards includes incremental stock compensation expense due to adoption of FAS 123 27 A P P E N D I X Year ended December 31, 2002A 2003A 2004A 2005A 2006E 2007E 2008E 2009E 2010E 2011E Revenue $244 $311 $390 $475 $568 $616 $665 $717 $771 $826 % growth NA 27.4% 25.4% 21.9% 19.7% 8.4% 8.0% 7.7% 7.5% 7.3% Consolidated EBITDA (pre MI ) $74 $94 $116 $142 $163 $180 $197 $215 $234 $254 % margin 30.2% 30.4% 29.8% 30.0% 28.8% 29.2% 29.6% 30.0% 30.4% 30.8% Minority interest (15) (24) (31) (39) (52) (56) (60) (65) (69) (74) % growth NA 62.2% 30.3% 24.1% 35.1% 7.1% 7.1% 7.1% 7.1% 7.1% Equity income 10 15 19 24 31 38 45 55 65 79 % growth NA 58.9% 23.4% 28.8% 27.6% 23.8% 20.0% 20.0% 20.0% 20.0% Corporate EBITDA (post MI ) $68 $86 $103 $127 $142 $161 $182 $205 $230 $259 Depreciation & amortization 19 23 27 31 35 38 41 45 48 51 % of sales 7.8% 7.3% 7.0% 6.6% 6.2% 6.2% 6.2% 6.2% 6.2% 6.2% EBIT $49 $63 $76 $96 $106 $123 $141 $160 $183 $208 % margin 20.2% 20.2% 19.5% 20.2% 18.7% 20.0% 2 1.2% 22.4% 23.7% 25.1% EPS $0.43 $0.58 $0.74 $1.05 $1.11 $1.27 $1.50 $1.75 $2.02 $2.33 % growth NA 36.5% 26.9% 37.2% 5.7% 14.4% 17.8% 16.8% 15.9% 15.2% Capital expenditures $78 $66 $155 $92 $31 $29 $31 $34 $36 $39 % of revenue 32.1% 21.3% 39.8% 19.3% 5.4% 4.7% 4.7% 4.7% 4.7% 4.7%

Trading comparables analysis

Trading comparables ($ millions except share price data)

		12/20/06 price	% of 52-wk high	Market cap.	Firm value	Firm value/EBITDA - MI[1] 2006E	Firm value/EBITDA - MI[1] 2007E	P/E 2006E	P/E 2007E	LTGR	2007 PEG
ASCs	AmSurg	$22.59	83.7%	$691	$805	8.6x	7.6x	18.1x	15.9x	15.0%	1.06x
ASCs	Symbion	18.22	71.7%	403	490	10.0	8.9	21.4	19.6	17.8%	1.10
ASCs	NovaMed	7.15	81.8%	194	244	15.6	10.5	28.6	20.4	27.5%	0.74
ASCs	**Mean**		**79.1%**			**11.4x**	**9.0x**	**22.7x**	**18.6x**	**20.1%**	**0.97x**
ASCs	**Median**		**81.8%**			**10.0x**	**8.9x**	**21.4x**	**19.6x**	**17.8%**	**1.06x**
Hospitals	Tenet Healthcare	$6.83	73.7%	$3,219	$7,192	10.8x	8.3x	NM	NM	12.0%	NM
Hospitals	Health Management Associates	20.76	86.5%	5,028	6,287	8.7	7.9	16.7	15.5	13.0%	1.19
Hospitals	Community Health	37.01	92.6%	3,598	5,399	8.5	7.4	16.8	15.8	15.0%	1.05
Hospitals	Triad	41.38	90.6%	3,711	5,153	7.5	6.7	16.6	14.4	14.0%	1.03
Hospitals	UHS	55.06	91.0%	2,997	3,450	8.0	7.4	20.8	18.4	12.0%	1.53
Hospitals	LifePoint Hospitals	33.26	86.4%	1,932	3,418	7.6	6.9	14.0	12.6	14.0%	0.90
Hospitals	MedCath	27.68	84.1%	676	868	11.5	11.3	34.7	26.6	22.5%	1.18
Hospitals	**Mean**		**86.4%**			**8.9x**	**8.0x**	**19.9x**	**17.2x**	**14.6%**	**1.15x**
Hospitals	**Median**		**86.5%**			**8.5x**	**7.4x**	**16.8x**	**15.7x**	**14.0%**	**1.12x**
	Blended mean		**84.2%**			**9.7x**	**8.3x**	**20.9x**	**17.7x**	**16.3%**	**1.09x**
	Blended median		**85.3%**			**8.6x**	**7.7x**	**18.1x**	**15.9x**	**14.5%**	**1.06x**
	USPI - current	**$27.24**	**67.6%**	**$1,261**	**$1,653**	**11.7x**	**10.3x**	**24.8x**	**21.4x**	**19.0%**	**1.13x**
	USPI - 12/1/06	**$25.36**	**62.9%**	**$1,171**	**$1,563**	**11.0x**	**9.7x**	**23.1x**	**20.0x**	**19.0%**	**1.05x**

Source: Company filings, equity research and IBES estimates
Note: All multiples calendarized to December 31 year end; Company figures represent Street Case estimates
[1] Firm value and EBITDA post minority interest

APPENDIX
JPMorgan
PROJECT UNDERCOVER 28

Preliminary discounted cash flow valuation — Management Case with acquisitions $ millions, except per share data Source: Financial projections based on Management Case estimates with acquisitions; Assumes $60mm annual spending on acquisitions; assumes facilities are acquired for 7.5x EBITDA ($8mm incremental EBITDA annually) Note: Valuation as of 12/31/06; net debt includes $347.5 of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash Firm value Equity value per share Implied terminal growth rate 29 A P P E N D I X EBITDA - MI exit multiple 8. 0 x 9.0 x 10 . 0 x 10.5% $1,618 $1,794 $1,971 11.0% $1,584 $1,756 $1,929 WACC 11.5% $1,551 $1,719 $1,888 EBITDA - MI exit multiple 8. 0 x 9.0 x 10 . 0 x 10.5% 6.13% 6.60% 6.97% 11.0% 6.60% 7.07% 7.45% WACC 11.5% 7.07% 7.54% 7.93% EBITDA - MI exit multiple 8. 0 x 9.0x 10 . 0 x 10.5% $26.49 $30.30 $34.11 11.0% $25.75 $29.48 $33.20 WACC 11.5% $25.04 $28.68 $32.32

Preliminary Undercover discounted cash flow valuation — Street Case $ millions, except per share data Source: Financial projections based on Equity research projections Note: Valuation as of 12/31/06; net debt includes $347.5 of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash Firm value Equity value per share Implied terminal growth rate 30 A P P E N D I X EBITDA - MI exit multiple 8. 0 x 9.0 x 10 . 0 x 10.5% $1,666 $1,823 $1,980 11.0% $1,633 $1,787 $1,941 WACC 11.5% $1,601 $1,752 $1,902 EBITDA - MI exit multiple 8. 0 9.0 x 10.0x 10.5% 3.42% 4.16% 4.76% 11.0% 3.87% 4.61% 5.22% WACC 11.5% 4.32% 5.07% 5.68% EBITDA - MI exit multiple 8. 0 x 9.0x 10 . 0x 10.5% $27.53 $30.92 $34.32 11.0% $26.82 $30.14 $33.46 WACC 11.5% $26.13 $29.38 $32.62

Preliminary LBO analysis — Management Case (7.4x 2006E EBITDA-MI leverage) Sources and uses ($ millions) Entry & Exit transaction overview ($ millions) Financial summary and credit ratios ($ millions) Source: Management Case projections Note: Net debt includes $347.5 of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash; assumes constant cash balance from transaction date; assumes similar LBO capital structure to current WCAS proposal 31 A P P E N D I X 2006PF 2007E 2008E 2009E 2010E 2011E Revenue $573 $622 $662 $705 $751 $800 % growth NM 8.5% 6.5% 6.5% 6.5% 6.5% EBITDA - MI 142 162 177 196 218 244 % margin 24.8% 26.0% 26.7% 27.8% 29.0% 30.4% EBIT 120 133 150 170 193 % margin 19.3% 20.1% 21.3% 22.6% 24.1% Interest exp., net 92 89 87 83 78 Other 1 1 1 1 1 EBT 27 43 62 86 114 Taxes 11 17 25 34 45 Net income $16 $26 $37 $51 $68 39 41 43 45 48 3 3 3 3 3 Inc(De c)in NWC (2) (2) (2) (2) (2) Maint c apex (30) (32) (34) (36) (39) Acq c apex 0 0 0 0 0 Free cash flow $26 $35 $47 $61 $78 Cumulative paydown $26 $61 $108 $170 $248 Debt balance Term Loan $465 $439 $404 $357 $295 $217 Senior Sub Notes 580 580 580 580 580 580 Total debt $1,045 $1,019 $984 $936 $875 $797 25 25 25 25 25 25 Net debt $1,020 $994 $958 $911 $850 $772 Credit r atios 200 6PF 2007E 2008E 2009E 2010E 2011E Debt/EBITDA - MI 7.4x 6.3x 5.6x 4.8x 4.0x 3.3x EBITDA - MI/interest 1.5x 1.7x 2.0x 2.2x 2.6x 3.1x (E BITDA - MI - capex)/int. 1.2x 1.4x 1.6x 1.8x 2.2x 2.6x Entry t ransaction date: 12/31/06 Offer premium to 12/1/06 price 14.9% Offer price $29.15 Implied equity offer value $1,353 Plus: net debt 392 Implied firm value $1,744 Implied multiple of 2006E EBITDA - MI 12.3x Sources x 20 0 6 E EBITDA - MI % cap Amount Balance sheet cash $0 Term Loan 3.28x 25.7% 465 Senior unsecured 3.38x 26.6% 480 Rollover cap leases & other 0.70x 5.5% 100 Total debt 7.36x 57.8% $1,045 Equity 42.2% 761 Total capitalization 100. 0% $1,806 Total sources $1,806 Uses Equity purchase price $1,353 Refinance existing debt 317 Rollover capital leases & other 100 Fees and expenses 37 Total uses $1,806 Exit t ransaction date 12/31/11 Assumed exit multiple 10.0x 2011E EBITDA - MI 244 Implied firm value $2,435 Less: Net debt (772) Less: 5% mgmt promote (83) Implied equity value $1,580 IRR 15.7% Less: cash Less: Less: Less: Plus: Deferred fin fees Plus: D&A

Preliminary LBO analysis — Street Case (7.4x 2006E EBITDA-MI leverage) Sources and uses ($ millions) Entry & Exit transaction overview ($ millions) Financial summary and credit ratios ($ millions) Source: Street Case projections Note: Net debt includes $347.5 of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash; assumes constant cash balance from transaction date; assumes similar LBO capital structure to current WCAS proposal 32 A P P E N D I X 2006PF 2007E 2008E 2009E 2010E 2011E Revenue $568 $616 $665 $717 $771 $826 % growth NM 8.4% 8.0% 7.7% 7.5% 7.3% EBITDA - MI 142 161 182 205 230 259 % margin 24.9% 26.2% 27.4% 28.6% 29.9% 31.3% EBIT 120 138 158 180 205 % margin 19.6% 20.7% 22.0% 23.3% 24.8% Interest exp., net 92 89 86 82 76 Other 1 1 1 1 1 EBT 28 48 71 97 127 Taxes 11 19 28 39 51 Net income $17 $29 $42 $58 $76 38 41 45 48 51 3 3 3 3 3 Inc(De c)in NWC (2) (2) (2) (2) (2) Maint c apex (29) (31) (34) (36) (39) Acq c apex 0 0 0 0 0 Free cash flow $27 $39 $54 $70 $90 Cumulative paydown $27 $66 $120 $190 $280 Debt balance Term Loan $465.0 $438.5 $399.0 $345.2 $274.8 $185.2 Senior Sub Notes 579.7 579.7 579.7 579.7 579.7 579.7 Total debt $1,044.7 $1,018.2 $978.7 $924.9 $854.5 $764.9 25.2 25.2 25.2 25.2 25.2 25.2 Net debt $1,019.5 $993.0 $953.6 $899.7 $829.3 $739.7 Credit r atios 200 6PF 2007E 2008E 2009E 2010E 2011E Debt/EBITDA - MI 7.4x 6.3x 5.4x 4.5x 3.7x 3.0x EBITDA - MI/interest 1.5x 1.7x 2.0x 2.3x 2.8x 3.3x (EBITDA - MI - capex)/int. 1.1x 1.4x 1.7x 2.0x 2.3x 2.8x Entry t ransaction date: 12/31/06 Offer premium 14.9% Offer price $29.15 Implied equity offer value $1,353 Plus: net debt 392 Implied firm value $1,744 Implied multiple of 2006E EBITDA - MI 12.3x Sources x 20 0 6 E EBITDA - MI % cap Amount Balance sheet cash used $0 Term Loan 3.28x 25.7% 465 Senior Subordinated Notes 3.39x 26.6% 480 Rollover capital leases & other 0.70x 5.5% 100 Total debt 7.38x 57.8% $1,045 Equity 42.2% 761 Total capi talization 100.0% $1,806 Total sources $1,806 Uses Equity purchase price $1,353 Refinance existing debt 317 Rollover capital leases & other 100 Fees and expenses 37 Total uses $1,806 Exit t ransaction date 12/31/11 Assumed exit multiple 10.0x 2011E EBITDA - MI 259 Implied firm value $2,589 Less: Net debt (740) Less: 5% mgmt promote (92) Implied equity value $1,757 IRR 18.2% Less: cash Less: Less: Less: Plus: Deferred fin fees Plus: D&A

Source: Management projections. This analysis is not intended to and does not predict or in any other manner address the prices or range of prices at which shares of the Company will trade at any time Note: Chart represents nominal values discounted to present at 11.6% cost of equity 1 Nominal value based on applying constant 18.0x, 20.0x and 22.0x P/E multiple to projected EPS, based on management’s base case projections Undercover present value per share1 Status quo: Preliminary hypothetical present value of future stock prices 33 A P P E N D I X 20 0 7 20 0 8 20 0 9 Undercover EPS $1.26 $1.45 $1.67 Nominal Undercover share price 1 $22.61 - $27.63 $26.14 - $31.95 $30.09 - $36.78 Present value of Undercover share price $22.61 - $27.63 $23.41 - $28.62 $24.15 - $29.51 $24.15 $23.41 $22.61 $26.83 $26.01 $25.12 $29.51 $28.62 $27.63 $22.00 $24.00 $26.00 $28.00 $30.00 Dec '07 Dec '08 Dec '09 18.0x multiple 20.0x multiple 22.0x multiple

Preliminary Undercover WACC analysis Capital asset pricing model (CAPM) 11.64% = 4.58% + (1.50 x 4.71%) Cost of equity 5.91% = 9.85% x (1—0.40) 10.78% = 11.64% x 85.0% + 5.91% x 15.0% Risk free rate1 Risk factor2 Equity risk premium3 Cost of debt after tax Marginal cost of term debt Marginal tax rate Cost of debt Share of debt4 Share of equity4 Cost of equity WACC Weighted average cost of capital Cost of equity Cost of debt 1 10 year treasury rate as of 12/15/06 2 Based on JPMorgan M&A research estimates 3 Based on JPMorgan M&A research dividend discount model 4 Based on JPMorgan estimation for optimal capital structure Weighted average cost of capital sensitivity 34 A P P E N D I X Risk factor 1.40 1.50 1.60 1.70 10.0% 10.65% 11.07% 11.49% 11.92% 15.0% 10.38% 10.78% 11.18% 11.58% Share of debt 20.0% 10.12% 10.50% 10.87% 11.25%

Undercover current ownership profile Source: Thomson Financial, as of latest filings; as of 12/20/2006 Recent top 10 buyers & sellers (shares) Top 30 institutional holders (excludes index funds) Fidelity (GARP) Lord, Abbett (Income Value) Schroder I.M. (GARP) T. Rowe Price (GARP) Hoover I.M. (GARP) Brant Point Capital (Hedge Fund) Cooper Hill (Hedge Fund) Honeywell International (Income Value) Kennedy Capital (GARP) Columbia Wanger A.M. (Growth) Neuberger Berman (GARP) Sentinel A.M. (Core Value) Janus Capital (Aggressive Growth) Roxbury Capital (Core Growth) Tygh Capital (Aggressive Growth) William Blair (Growth) Federated Investors (Core Value) Franklin Advisers (Income Value) Century Capital (GARP) AllianceBernstein (Core Growth) Style & concentration (includes index funds) Style of Holders Concentration Growth 28% Value 13% GARP 40% Specialty 1% Index 11% Hedge Fund 2% Income 5% 35 A P P E N D I X Institution Style # of shares Holdings ($mm) % of Mkt cap Change from prev. filings Fidelity GARP 5,794,811 $ 147.5 13.0% 5,754,923 Wasatch GARP 5,709,105 145.3 12.8 - 140,904 Baron Capital Growth 4,053,150 103.2 9.1 11,840 T. Rowe Price GARP 3,211, 800 81.7 7.2 442,350 Columbia Wanger A.M. Growth 2,215,250 56.4 5.0 208,000 Lord, Abbett Income Value 2,112,410 53.8 4.7 833,497 Federated Investors Core Value 2,059,874 52.4 4.6 - 664,200 Artisan Partners Growth 1,164,800 29.6 2.6 - 223,500 Kalmar Inv estments GARP 1,117,104 28.4 2.5 - 3,965 Schroder I.M. GARP 1,108,608 28.2 2.5 471,300 Janus Capital Aggres. Gr. 793,238 20.2 1.8 - 401,425 EARNEST Partners Core Value 719,843 18.3 1.6 - 122,625 UBS Global A.M. Core Value 719,427 18.3 1.6 - 32,330 Roxbur y Capital Core Growth 542,695 13.8 1.2 - 496,037 Columbia Management GARP 477,909 12.2 1.1 - 180,518 Credit Suisse A.M. Core Growth 466,033 11.9 1.0 11,300 RS Investments Core Growth 420,145 10.7 0.9 20,645 WS Capital Hedge Fund 393,500 10.0 0.9 149,0 00 Teacher Retire. of Texas GARP 377,200 9.6 0.8 14,700 Dimensional Fund Deep Value 362,857 9.2 0.8 20,700 Sentinel A.M . Core Value 358,680 9.1 0.8 - 338,350 Hoover I.M. GARP 358,200 9.1 0.8 358,200 Security Management Core Growth 349,600 8.9 0.8 94, 200 Brant Point Capital Hedge Fund 309,000 7.9 0.7 309,000 CREF GARP 293,845 7.5 0.7 - 3,918 AXA Framlington I.M. GARP 276,250 7.0 0.6 2,750 Cooper Hill Partners Hedge Fund 275,300 7.0 0.6 275,300 RiverSource Investments Core Growth 254,207 6.5 0.6 25 ,607 Credit Suisse Securities Broker - Dealer 252,168 6.4 0.6 46,582 Putnam Investment Core Growth 251,240 6.4 0.6 6,830 Total 36,798,249 $ 936.5 82.5% 6,448,952 208,000 208,619 210,000 275,300 309,000 358,200 442,350 471,300 833,497 5,794,811 -253,900 -338,350 -401,425 -496,037 -521,817 -623,233 -664,200 -687,272 -1,168,450 -1,443,310 42% 35% 23% Total = 193 investors Remainder Top 6-25 Top 5

Recent selected LBO premiums have averaged 20—25%

Premiums paid ($ billions)

Target name	Acquiror name	Date announced	Value of deal	1-day premium	1-week premium	4-week premium	52wk high premium[3]
HCA[2]	Bain Capital, KKR, ML Global Private Equity and Frist family	7/24/2006	$33.5	16.8%	17.2%	18.1%	(3.0%)
Harrah's[1]	Apollo Management, Texas Pacific Group	12/19/2006	27.8	38.0%	35.8%	45.8%	10.0%
Clear Channel[1,2]	Bain Capital, Thomas H. Lee	11/16/2006	26.7	9.7%	12.6%	21.2%	25.0%
Kinder Morgan[1]	Richard Kinder, GS Capital Partners, AIG Global Asset Management, Carlyle Group and Riverstone holdings	5/29/2006	21.8	27.4%	30.1%	21.6%	6.0%
Albertsons[2]	Supervalu Inc., CVS Corp, Cerberus Capital Management, Kimco Realty, Schottenstein Realty, Lubert-Adler Partners, Klaff Realty	1/23/2006	17.4	25.7%	28.2%	26.5%	1.0%
Freescale[1,2]	Blackstone Group, Texas Pacific Group, Permira, Carlyle	9/15/2006	15.6	30.1%	30.3%	37.9%	22.0%
Univision[1]	Saban Capital Group, Madison Dearborn, Providence Equity, Texas Pacific Group and Thomas H Lee Partners	6/27/2006	13.7	18.7%	13.8%	15.7%	(0.5%)
SunGard Data Systems[2]	Silver Lake, Bain Capital, Blackstone Group, KKR, Texas Pacific Group, GS Capital Partners and Providence Equity	3/28/2005	11.3	44.3%	41.5%	40.9%	25.7%
Biomet[1]	Blackstone, GS Capital Partners, KKR & Texas Pacific Group	4/3/2006	10.9	26.5%	25.5%	24.3%	24.5%
Aramark[1]	JPMorgan Partners, GS Capital Partners, Thomas H Lee, Warburg Pincus and Joeseph Neubauer	5/1/2006	8.3	20.2%	21.1%	14.4%	12.9%
Toys "R" Us	Bain Capital, KKR, Vornado Realty Trust	3/17/2005	7.0	5.0%	9.8%	16.9%	5.0%
Michael's Stores[2]	Bain Capital and Blackstone Group	6/30/2006	5.8	29.6%	34.2%	37.7%	1.8%
Neiman Marcus[2]	Texas Pacific Group, Warburg Pincus	5/2/2005	5.5	16.4%	35.1%	40.9%	13.0%
West Corporation	Thomas H. Lee Partners and Quadrangle Group	5/31/2006	4.1	13.0%	20.5%	5.8%	(1.6%)
Kerzner International	Providence Equity, Istithmar PJSC, Whitehall Street Global Real Estate, Colony Capital and The Related Companies L.P	3/20/2006	3.8	15.1%	16.7%	19.7%	15.1%
Education Management	Providence Equity, GS Capital Partners	3/6/2006	3.4	16.3%	13.0%	34.1%	13.0%
Aleris International[1]	Texas Pacific Group	8/8/2006	3.3	26.8%	29.8%	15.5%	2.0%
Intrawest	Fortress Investment Group	8/11/2006	2.8	32.0%	31.1%	21.9%	(6.9%)
Burlington Coat Factory[2]	Bain Capital	1/18/2006	2.1	26.2%	22.7%	38.5%	4.0%
Petco Animal Supplies	Leonard Green and Texas Pacific Group	7/14/2006	1.8	49.1%	48.3%	57.9%	(1.0%)
UICI	Blackstone, Credit Suisse Private Equity, GS Capital Partners	9/15/2005	1.8	19.1%	17.1%	19.9%	3.2%
SSA Global Technologies	Golden Gate Capital and Summit Capital Partners	5/15/2006	1.6	25.1%	22.4%	26.2%	(2.8%)
American Retirement	Fortress Investment Group (Brookdale Senior Living)	5/12/2006	1.5	32.5%	29.8%	36.9%	17.0%
Wyndham International	Blackstone Group	6/14/2005	1.4	18.6%	19.8%	19.8%	(3.4%)
Sports Authority	Leonard Green & Partners	1/22/2006	1.4	20.0%	26.0%	20.8%	8.9%
NCO Group	One Equity Partners	5/16/2006	1.3	44.4%	35.5%	26.1%	13.1%
Linens n Things	Apollo	11/8/2005	1.3	5.8%	5.7%	15.5%	(2.5%)
Intergraph	Hellman & Friedman, Texas Pacific Group and JMI Equity	8/31/2006	1.1	18.0%	20.9%	23.2%	(14.5%)
Aspect Communications	Golden Gate Capital	7/5/2005	1.1	3.6%	1.0%	15.3%	(12.9%)
			Mean	23.2%	24.0%	26.2%	6.0%
			Median	20.2%	22.7%	21.9%	4.0%

Source: SDC and Bloomberg
[1] Acquisition pending
[2] HCA premiums based on unaffected days prior to July 20, 2006; Clear Channel based on unaffected days prior to October 24, 2006; Freescale premiums based on unaffected days prior to Sept. 9, 2006; SunGard premiums based on unaffected days prior to March 20, 2005; Michael's Stores premiums based on unaffected days prior to March 20, 2006; Neiman Marcus premiums based on unaffected days prior to March 23, 2005; Albertson's premiums based on unaffected days prior to Sept. 2, 2005; Burlington Coat Factory premiums based on unaffected days prior to June 27, 2005
[3] Premium to unaffected 52-week high prior to announcement or leak of deal

APPENDIX
JPMorgan
PROJECT UNDERCOVER 36

Source: Company filings, Capital IQ Note: Market data as of 12/1/06 1 Includes real estate financing $ millions Overview of potential strategic buyers Low Hospitals Other facility-based High ASCs 37 A P P E N D I X Company Metrics Strategic fit Ability to pay Comments n Market cap. n Cash n Debt/EBITDA n 2006 P/E $3, 504 13 2.9 x 16. 4 x 3 3 n Recently issued 2007 guidance of $2.30 - $2.38, below prior consensus of $2.55 n Growth strategy focused on acquiring underperforming non - profits, infusing capital and expanding services n Cash n Debt/EBITDA $ 541 6.5 x 3 3 n Recently completed $33.5 billion go - private transaction with management partnering with KKR, Bain Capital and Merrill Lynch n Currently own s over 10 0 ASCs in the U.S. n Market cap. n Cash n Debt/EBITDA n 2006 P/E $4,9 46 56 1.0x 16. 3 x 3 4 n Management states that it continues to focus on improving operating results n Expects to be out of the acquisition market for the remainder of 2006 as it focuses on operations and rationalizing assets n Market cap. n Cash n Debt/EBITDA n 2006 P/E $ 1,924 30 2.9 x 14. 0 x 3 3 n Strong recent results; raised 2006 EPS guidance to $2.36 - $2.40 from $2.18 - $2.35 n New CEO, Bill Carpenter, announced in June 2006 n Market cap. n Cash n Debt/EBITDA n 2006 P/E $3,6 39 262 2.5x 16. 2 x 3 3 n Business strategy focused on joint ventures with non - profit hospitals n Currently owns 10 ASCs in the U.S. n Market cap. n Cash n Debt/EBITDA n 2006 P/E $2,9 30 15 0.4x 20. 3 x 3 4 n ~50% of operating income and 24% of revenue come from the behavio ral health business segment n Top performing acute care hospital stock in 2006YTD with 1 5 % increase n Currently owns 7 ASCs in the U.S. n Market cap. n Cash n Debt/EBITDA n 2006 P/E $3 74 30 2.1x 19.4x 5 2 n Acquisition would require significant equity issuance or fina ncial sponsor investment n Market cap. n Cash n Debt/EBITDA n 2006 P/E $3, 489 15 2.2x 20. 3 x 2 3 n High degree of focus on adding additional scale in ancillary business lines n Cash n Debt/EBITDA 1 $218 8.8 x 2 2 n Recently completed $1.8 billion go - private transaction with Fillmore Capital n Considering broad range of facility - based strategic alternatives n Acquisition would require additional financial sponsor involvement

Target financial sponsors ($ millions) Potential financial sponsor buyers Bill Doniger Joseph Nolan Edgar Jannotta, Jr. David Katz Ted Yun Bobby LeBlanc Neil Simpkins James Elrod, Jr. Dave Wenstrup Joel Ackerman John Connaughton Karen Bechtel Ben Edmonds Todd Sisitsky Michael Michelson 1 Initial close at $15.6bn. Announced increase with a target of $20bn 2 Fundraising; target is $16.5bn; First close at $16.0bn; excludes $5bn publicly traded investment vehicle 38 A P P E N D I X Sponsor Fund Size Selected I nvestment history Description Comments 10 ,000 n HCA n CRC Health Group n MediQual n Ingenuity n MC Comm. n Impax Laboratories n Operates general, acute care, psychiatric and rehabilitation hospitals n Operates residential and outpatient t reatment clinics n Provides medical outcomes information n Provides information to medical researchers n Sponsor of medical symposiums n Generic and specialty pharmaceutical company n Robust healthcare portfolio n Active auction bidder n Known for s trong consulting heri tage and extensive due diligence 20,000 1 n Vanguard Health Systems n Team Health n Southern Cross/NHP n Acute care hospital system n Provides outsourced physician staffing and administrative services to hospitals n Operator of care homes in the U .K. n Dedicated healthcare team; aggressively looking to put capital to work n Pioneered corporate partnerships 15,000 n Innovation Factory n InteliStaf Group n Insight Health Services n Empi n Incubator of medical device technology n Temporary staffing of skilled nurses and medical professionals n Diagnostic imaging and information, treatment and related management services n Medical devices that manage pain n Strong healthcare track record n Aggressively looking for investment opportunities 2,000 n CareMore M edical Enterprises n MedQuest Associates n dj Orthopedics n National Surgical Care n Managed healthcare provider focuses on preventive care and the proactive identification n Leading provider of fixed site, single, and multi - modality diagnostic imaging centers n G lob al medical device company specializing in rehabilitation and regeneration products n F ocused on acquiring and developing freestanding ambulatory surgery centers n Demonstrated interest in the healthcare industry n Formerly JPMorgan Partners $ 5,000+ n B rookdale Senior Living n National Benevolent Association of the Christian Church n Alterra Healthcare n Provides housing and assistance to seniors n Owns 11 senior living facilities n Operates assisted living residences n Actively looking for new investments n Consiste nt across the capital structure 2,750 n HealthSpring n Capella Healthcare n Trans Healthcare n Morton Grove Pharmaceuticals n Managed care organization n Operates community hospitals in mid - sized communities n Operator of skilled nursing facilities and other post - acute health care businesses n Manufacturer of prescription generic pharmaceuticals n Longstanding and active healthcare investor n Buy and build investment thesis 2,600 n Cornerstone Healthcare Group n Beltone Electronics n National Nephrology Associates n Owns and operates long - term acute care hospitals n Hearing aid manufacturer n Dialysis clinics serving end - stage renal disease patients n Experienced investor in the sector 16,500 2 n HCA n Jazz Pharmaceuticals n Accellent n MedCath n Operates general, acute care, p sychiatric and rehabilitation hospitals n Developer of neurological and psychiatric drugs n Provides contract manufacturing and design services to medical device manufacturers n Provides cardiovascular services through operation of heart hospitals n Veteran invest or with experience in the healthcare sector n Focused on partnership with management 3,450 n Skilled Healthcare Group n Magellan Health Services n Center for Diagnostic Imaging n Provides long term care facilities and post acute care services n Behavioral diseas e management company n Provider of radiology services n Publicly traded Canadian investor 15,200 n Quintiles Transnational n Multicare Companies n FivePrime Therapeutics n NeighborCare n Provides product and commercial development solutions to the pharmaceutica l industry n Specialized healthcare services n Developer of therapeutic proteins and antibodies n Pharmaceutical distribution and consulting company n Longstanding and continued interest in the healthcare sector n Contrarian investment thesis 3,700 n Sherida n Healthcare n Essent n Sunrise Medical n Assists hospitals in contracting professionals n Owner and operator of hospitals n Manufactures rehabilitation products and assistive technology devices n Strong interest in healthcare sector 8,000 n Medical Staffing Ne twork n ChartOne n Centennial Healthcare n Coventry Health Care n Temporary healthcare staffing n Provides information services to medical departments n Services to elderly and post - acute patients n Managed care products and services n Healthcare is a core area of focus n Invested in over 120 healthcare companies since inception

Potential financial sponsor buyers (cont'd)

Additional candidates ($ millions)

Sponsor	Fund Size	Selected investment history	Description	Comments
Advent International (Chris Pike)	$3,300	■ Long Term Care Group ■ American Radiology Services ■ Casa Reha	■ Provider of outsourced services to long-term care insurance industry ■ Provider of diagnostic imaging services ■ German nursing home group	■ Has a vertical dedicated to healthcare investments
Apax Partners (Adele Oliva)	5,200	■ Voyager HospiceCare ■ Advanced Homecare ■ Alliance Medical Corporation	■ Provider of hospice services to physicians, care facilities, hospitals and individuals ■ Provider of skilled home nursing services ■ Third party reprocessor of medical devices	■ Strong presence in both the U.S. and Europe ■ Appetite to increase exposure to healthcare-related investments ■ Track record of long term care investments
Behrman Capital (Rodney Cohen, Mark Visser)	1,200	■ Tandem Health Care ■ Athena Diagnostics ■ ESOTERIX	■ Provider of long-term healthcare services ■ Commercial diagnostic laboratory in the field of neurology ■ Offers laboratory testing services	■ Strong interest in healthcare sector with focus on growth
Court Square Capital Partners (John Webber)	2,580	■ Universal Health Services ■ Arizant ■ Marine Optical Group	■ Operator of acute health care hospitals ■ Researches and develops medical device for common medical problems ■ Designs and distributes branded and private label eye wear	■ Actively pursing healthcare investments ■ Looking to put capital to work
JLL Partners (Ramsey Frank)	1,500	■ OrNda HealthCorp ■ IASIS Healthcare ■ AdvancePCS	■ Provides inpatient and outpatient health care services ■ Operates networks of medium-sized hospitals ■ Provides health improvement services	■ Primary focus in healthcare industry
Metalmark Capital (Leigh Abramson, Eric Fry)	1,500[1]	■ CyVera Corporation ■ Vanguard Health Systems ■ Cross Country Healthcare ■ Novazyme Pharmaceuticals	■ Owns and operates acute care hospitals and other health care facilities ■ Develops advanced biointegrated technologies ■ Provides health-care staffing services ■ Manufactures pharmaceuticals and biotherapies for the treatment of lysosomal storage disorders	■ Extensive and successful track record in healthcare ■ Formerly Morgan Stanley Capital Partners
Summit Partners (Martin Mannion)	3,300	■ HealthCare Partners ■ Home Health Corporation of America ■ Rehab Management Systems	■ Integrated managed healthcare provider ■ Provides nursing and other home healthcare services ■ Offers physical and occupational therapy	■ Extensive portfolio of healthcare investments ■ Growth oriented
TA Associates (Richard Tadler)	3,500	■ Hospital Group of America ■ American Specialty Health ■ Youth and Family Centered Services	■ Psychiatric hospital management company ■ Provider of alternative healthcare services ■ Provides health and support services to troubled children and adolescents	■ Longstanding healthcare investor ■ Focused on investments with strong growth profile

[1] Fundraising

APPENDIX
JPMorgan
PROJECT UNDERCOVER 39